Filed Pursuant to Rule 424(b)(2)

Registration Statement No: 333-163677

Prospectus Supplement

(To Prospectus dated May 12, 2010)

3,300,000 Shares

Synutra International, Inc.

Common Stock

Synutra International, Inc. is offering 3,300,000 shares of its common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “SYUT.” On June 23, 2010, the last reported sale price of our common stock on the NASDAQ Global Select Market was $21.24 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2010, which is incorporated by reference into this prospectus supplement.

	Per Share	Total
Price to the public	$19.00	$62,700,000
Underwriting discounts and commissions	$0.95	$3,135,000
Proceeds, before expenses, to us	$18.05	$59,565,000

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 495,000 additional shares of common stock from us within 30 days following the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Oppenheimer & Co.	Roth Capital Partners

The date of this prospectus supplement is June 25, 2010.

Table of Contents

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock. The second part, the accompanying prospectus, gives more general information about the securities we may offer from time to time. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide to you in connection with this offering of our common stock. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, the common stock offered by this prospectus supplement only in jurisdictions where offers and sales are permitted. You should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide to you in connection with this offering of our common stock, together with the additional information described under the heading “Where You Can Find More Information.” You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference into this prospectus supplement is accurate as of any date other than the date on the front of such document. Our business, financial condition, results of operations and prospects may have changed since then. The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate only as of the date on the front of such document, regardless of the time of delivery of such document or of any sale of the common stock offered by this prospectus supplement.

In this prospectus supplement, “Synutra,” the “Company,” “we,” “us” and “our” refer to Synutra International, Inc. and its consolidated subsidiaries and references to “$” and “dollars” are to U.S. dollars, in each case unless otherwise indicated or the context suggests otherwise.

S-ii

Prospectus Supplement Summary

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. Before making an investment decision, you should read carefully this entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors, financial statements and notes thereto contained in our annual report on Form 10-K for the year ended March 31, 2010.

Our Business

We are a leading infant formula company in China. We principally produce, market and sell our products under the “Shengyuan” or “Synutra” name, together with other complementary brands. Our strategy is to focus on selling premium infant formula products, more affordable infant formulas targeting the mass market, and other nutritional products and ingredients. We sell our products through an extensive nationwide sales and distribution network, including independent distributors, covering 30 provinces and provincial-level municipalities in China. As of March 31, 2010, this network comprised over 540 independent distributors and over 1,000 independent sub-distributors who sell our products in over 71,000 retail outlets.

We currently have three reportable segments, which are:

•	the powdered formula segment, which includes powdered infant and adult formula products sold under our Super, U-Smart, Mingshan and Helanruniu sub-brands;

•	the baby food segment, which includes prepared foods for babies and children sold under our Huiliduo sub-brand; and

•

the nutritional ingredients and supplements segment, which includes the production and sale of nutritional ingredients and supplements such as chondroitin sulfate, microencapsulated Docosahexanoic Acid and Arachidonic Acid.

In the quarter ended March 31, 2010, we generated revenue of $82.4 million, a 13.4% increase from $72.7 million in the quarter ended March 31, 2009. Our gross profit increased 69.1% to $38.9 million in the quarter ended March 31, 2010, from $23.0 million in the quarter ended March 31, 2009 and, we returned to profitability in the quarter ended March 31, 2010 with a net income attributable to Synutra International, Inc. common shareholders of $9.1 million, following six consecutive quarters of losses in the aftermath of the melamine incident in September 2008. See “The Melamine Incident.”

Our Industry

China is one of the fastest growing economies in the world and disposable income of China’s large urban and rural populations has also grown significantly in recent years. According to the National Bureau of Statistics, the disposable income per capita of urban households grew from RMB8,472 to RMB17,175 from 2003 to 2009. Net income per capita of rural households grew from RMB2,622 to RMB5,153 for the same period.

According to Euromonitor International, the baby food sector in China grew from RMB12 billion in 2004 to RMB34 billion in 2009, representing a Compound Annual Growth Rate (“CAGR”) of 23.6% over the same time period. Meanwhile, the milk formula sector in China also experienced a similar growth trajectory as the market size grew from RMB10 billion in 2004 to RMB30 billion in 2009, representing a CAGR of 23.9% over the same time period.

Multinational producers such as Dumex, Nestlé and Mead Johnson enjoy a strong market position in the most developed and affluent cities and regions such as Beijing, Shanghai and Guangdong province. We believe that domestic producers with their strong distribution network and local expertise are better able to penetrate other parts of China where most of China’s population is concentrated.

Competitive Strengths

Well positioned to capture growth opportunities in fragmented infant formula market. We have a track record of responding to customer demands and capturing market share. In 2006, we were number five in terms of sales in the infant formula industry, and by 2008 before the melamine contamination occurred, we were able to gain significant market share to improve our ranking. We believe that we have recovered substantially from negative publicity caused by the melamine contamination incident and are now well positioned to capitalize on the current fragmentation in the infant formula market and capture further market share. According to CIC, the top five milk powder companies have a combined market share of only 52.9% as of April 30, 2010 and no single company has more than 15% market share. In addition, according to CIC, our market share as of April 30, 2010 was 7.0%, representing a significant increase from the 3.4% reported as of October 30, 2008, the month immediately following the melamine contamination incident.

Leading brand with strong recognition. The Synutra family of brands includes several of China’s leading infant formula and children’s nutrition brands, including Super and U-Smart, which we believe are widely recognized in parts of China. We have positioned the Synutra family of brands as high quality brands, which provide health and developmental benefits. Building upon the strength of our brand recognition, we are extending the Synutra family of brands into the children’s nutrition market, such as prepared baby foods. We believe our market position, brand recognition and customer loyalty, combined with our strong distribution network, have allowed us to obtain preferential product placement in retail outlets and to compete effectively against multinational and domestic competitors in many of China’s smaller and mid-size urban centers and rural areas.

Nationwide sales and distribution network with head start in healthcare sector. We have built an extensive sales network that currently covers 30 provinces and provincial-level municipalities. As of March 31, 2010, we had a sales and marketing force of more than 3,300 employees, complemented by more than 18,000 commissioned field nutrition consultants or retail site promoters employed by our distributors and sub-distributors to promote and sell our products. We primarily work directly with over 540 independent distributors, who in turn work with over 1,000 independent sub-distributors, and more than 71,000 retail outlets. Our sales force works with more than 14,000 healthcare facilities, including hospitals and clinics, as well as kindergartens and preschools across China to provide maternity and infant nutrition and health education programs featuring our products. We believe the size and breadth of our sales and distribution network provide a competitive advantage over our competitors.

Experienced management team. Our management team has extensive operating experience and industry knowledge. Led by our founder, chairman and chief executive officer, Liang Zhang, who has more than 20 years of experience in the food ingredients industry and more than 10 years of experience in the infant formula industry in China, we have developed a management team of seasoned industry veterans that has in-depth knowledge of customer trends and extensive relationships with industry participants. We believe that our management team’s experience and capabilities allowed us to respond swiftly and effectively to the melamine contamination incident and positions us well for future growth.

Our Strategy

Further expand our market share in our primary markets. We will seek to deepen our nationwide sales and distribution network, and solidify our position, in our primary markets. We believe China’s small to mid-size cities and rural areas offer higher potential for growth due to the lack of extensive penetration by multinational competitors, prevalence of regional rather than national brands and relatively low but growing overall powdered infant formula product penetration among consumers. Because infant formula products have not to date been marketed as aggressively or for as long a period of time in these markets as in many of China’s major urban centers, we believe they offer an attractive opportunity for us to expand our market share at the same time that we develop awareness and recognition of our brand and thereby enjoy growth that is commensurate with demographic or industry rates. We will continually evaluate our brands and products and seek to adapt to changing market conditions through updating our existing products to reflect new trends in consumer preferences.

Optimize our sales and distribution network. We intend to continue to strengthen brand recognition and deepen product penetration while seeking to develop brand awareness in consumers at earlier stages in their product usage cycle by focusing on maternity and infant nutrition and health education programs as well as other consumer education and promotional efforts. We believe the healthcare facility channels offer us the opportunity to grow our business, particularly with respect to China’s developing markets where product penetration remains low relative to more affluent markets. To achieve this, we intend to increase our marketing and advertising expenditure and increase the utilization of our existing distribution network. In addition, we intend to further integrate our distributors’ inventory systems with our own, to streamline the distribution process and deepen the relationship with our distributors.

Pursue Strategic Acquisitions. In addition to organic growth, our growth strategy also includes selectively pursuing attractive business combinations and acquisitions. Our market presence and deep understanding of the market participants, together with our management’s discipline and experience, create an effective platform for our continued growth through strategic acquisitions. We will selectively pursue strategic acquisitions with a focus on maximizing value for our stockholders.

The Melamine Incident

In September 2008, with reports of widespread illness and several deaths among infants in China related to the consumption of powdered milk formula and similar products, the Chinese Administration of Quality Supervision, Inspection and Quarantine (“AQSIQ”) initiated an emergency testing program of the country’s dairy supplies. Later in that month, AQSIQ announced that certain lots of infant formula sold by 22 different domestic producers, including all the leading domestic producers in China, were found to contain melamine, a chemical not fit for human consumption that is commonly used in various industrial applications. Following a thorough investigation of the industry by the government, it was discovered that individual dairy farmers were adding melamine to their supplies of raw milk to falsely increase the appearance of the protein content in the raw milk.

In September 2008, the Chinese government ordered a nationwide recall of all contaminated milk and infant formula and established, in conjunction with the China Dairy Industry Association, a compensation fund administered by China Life Insurance Company based on medical information provided by the Ministry of Health and other government agencies. The compensation fund totaling approximately $160 million was funded by the 22 dairy companies that were implicated of producing contaminated milk products. The compensation fund was established to provide a lump-sum payment to families of affected children according to the extent of injury, and for related medical expenses.

Our Response to the Melamine Contamination Incident

On September 16, 2008, we announced a compulsory recall on certain lots of U-Smart products and a voluntary recall of other products that were contaminated or suspected to be contaminated by melamine, a substance not approved for use in food and linked to illnesses among infants and children in China. In response to this incident, we implemented a number of remedial policies and business recovery programs including:

•

Major product recall. In addition to the recall of all our U-Smart products found to be contaminated with melamine, we implemented a voluntary recall of products produced before September 16, 2008 at our production facilities in Hebei and Inner Mongolia as an additional precautionary measure.

•

Securing upstream supplies. Since the melamine contamination incident, we have restructured our supplier base by using imported milk powder for our Super, U-Smart and Holsteina brands, which constituted approximately 90% of the milk powder used in our milk formula products for the fiscal year ended March 31, 2010. We currently source our imported milk powder from New Zealand.

•	Enhanced channel and inventory management. We have upgraded our enterprise resource planning system to better monitor and manage our supply chain and allow regular real time updates of our inventory.

•

Enhanced communication with consumers. Since the melamine contamination incident, we have conducted tens of thousands of one-on-one meetings each month with consumers. We seek to answer consumers’ questions, understand their concerns and introduce our products during these meetings. In addition, we provide written materials on maternity and infant nutrition and health education free of charge.

Executive Office

Our principal executive offices are located at 2275 Research Blvd., Suite 500, Rockville, Maryland 20850 and our telephone number is (301) 840-3888. We maintain a website at www.synutra.com. No information available on or through our website is incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which it forms a part.

The Offering

Common stock offered by us	3,300,000 shares.

Common stock to be outstanding immediately after this offering[1]	57,300,713 shares.

Underwriters’ option	We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to an additional 495,000 shares of common stock from us at the public offering price, less underwriting discounts and commissions. See “Underwriting.”

Use of proceeds	Our net proceeds from the sale of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $58.9 million (or approximately $67.8 million if the underwriters’ overallotment option is exercised in full). We intend to use the net proceeds we receive from this offering for the following purposes: up to $35 million to repay debt outstanding under our credit agreement with The Royal Bank of Scotland N.V. (“RBS”) and the remainder for general corporate purposes. For further information, see “Use of Proceeds.”

Dividend Policy	We have never declared or paid any dividends on shares of our common stock. Our credit agreement with RBS restricts us from paying dividends when the payment of a dividend taken in the aggregate with other payments by us within a 12-month period would exceed 30.0% of our consolidated net income for such period. We currently intend to retain any future earnings to fund the development and growth of our business, and we do not anticipate paying any dividends in the foreseeable future.

Risk Factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement and “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2010, which is incorporated by reference into this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

NASDAQ Global Select Market symbol	SYUT

Lockup	We, our directors and executive officers, and our principal stockholders have agreed with the underwriters not to sell, transfer or dispose of any shares of our common stock for a period of 90 days from the date of this prospectus. See “Underwriting.”

1	The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding at June 23, 2010 and does not include 495,000 shares of common stock that the underwriters have the option to purchase from us solely to cover over-allotments.

Summary Consolidated Financial Data

The following table sets forth, for the periods and at the dates indicated, our summary consolidated financial data. The following summary consolidated financial data for the fiscal years ended March 31, 2010, 2009 and 2008 are derived from our audited consolidated financial statements contained in our annual report on Form 10-K for the fiscal year ended March 31, 2010, which is incorporated by reference into this prospectus supplement. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our annual report on Form 10-K for the fiscal year ended March 31, 2010, which is incorporated by reference into this prospectus supplement.

	Fiscal Year Ended March 31,
	2010	2009(1)	2008
	(in thousands except earnings per share data)
Selected Consolidated Statements of Income Data:
Net sales	$291,886	$312,528	$362,090
Cost of sales	208,476	259,086	175,568

Gross profit	83,410	53,442	186,522
Selling and distribution expenses	43,989	44,178	34,449
Advertising and promotion expenses	33,854	115,478	76,388
General and administrative expenses	24,509	25,455	16,013
Impairment loss	5,894	—	—
Other operating income, net	894	5,790	1,492

Income (loss) from operations	(23,942)	(125,879)	61,164
Interest expense	8,603	4,857	6,354
Interest income	1,850	341	1,801
Other expense, net	1,081	580	3,084

Income (loss) before income tax expense (benefit)	(31,776)	(130,975)	53,527
Income tax expense (benefit)	(6,904)	(30,386)	7,855

Net income (loss)	(24,872)	(100,589)	45,672
Net income (loss) attributable to the noncontrolling interest	(257)	(40)	11

Net income (loss) attributable to Synutra International, Inc. common shareholders	$(24,615)	$(100,549)	$45,661

Earnings per share-basic	$(0.46)	$(1.86)	$0.86

Earnings per share-diluted	$(0.46)	$(1.86)	$0.85

(1)	On September 16, 2008, we announced a compulsory recall on certain lots of U-Smart products and a voluntary recall of other products that were contaminated or suspected to be contaminated by melamine. The cost of this action during the year ended March 31, 2009 was $101.5 million. See “Management’s Discussions and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended March 31, 2010 for further information.

	March 31,
	2010	2009	2008
	(in thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$48,693	$37,736	$97,425
Working capital (deficit)	(27,593)	(80,432)	111,230
Inventory	52,134	114,724	61,853
Total assets	349,357	472,571	294,318
Short-term debt	98,069	224,647	21,228
Long-term debt due within one year	61,194	—	1,923
Long-term debt	41,018	8,777	34,184
Capital lease obligation	5,372	5,254	—
Total long-term liabilities	52,497	20,468	39,993
Total equity	$52,931	$76,859	$171,259

Risk Factors

You should carefully consider the risks described below and in our annual report on Form 10-K for the fiscal year ended March 31, 2010, and all of the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering before deciding to invest in our common stock. If any of these risks actually occurs, it could have a material adverse effect on our business, financial condition and results of operations. In addition, the risks described below and in the accompanying prospectus are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could, in the future, also materially adversely affect our business, financial condition or results of operations. As a result, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Aside from repayment of our outstanding debt under our credit agreement with RBS, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

Special Note Regarding Forward-Looking Statements

This prospectus supplement and the documents incorporated by reference in this prospectus supplement include, and the accompanying prospectus and any free writing prospectuses relating to this offering of our common stock may include, forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus supplement are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “plan,” “should,” “will,” “aim,” “potential,” “continue,” or other similar expressions. The forward-looking statements included in this prospectus supplement relate to, among others:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of the nutritional products and infant formula markets in China;

•	market acceptance of our products;

•	adverse effects associated with the melamine contamination incident;

•	our expectations regarding demand for our products;

•	our ability to stay abreast of market trends and technological advances;

•	competition in the infant formula industry in China;

•	The People’s Republic of China’s governmental policies and regulations relating to the nutritional products and infant formula industries; and

•	general economic and business conditions in China.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may turn out to be incorrect. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement or the accompanying prospectus, as the case may be, to conform our prior statements to actual results or revised expectations. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth under “Risk Factors” in this prospectus supplement and “Risk Factors” in our annual report on Form 10-K for the fiscal year ended March 31, 2010, which is incorporated by reference into this prospectus supplement.

Use of Proceeds

The net proceeds to us from the sale of shares of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $58.9 million (or approximately $67.8 million if the underwriters exercise their overallotment option in full).

We intend to use the net proceeds we receive from this offering for the following purposes:

•	up to $35 million to repay debt outstanding under our credit agreement with RBS; and

•	the remainder for general corporate purposes.

The foregoing use of our net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes, including repayment of certain of our outstanding bank borrowings. Pending the use of the net proceeds, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

Capitalization

The following table sets forth our capitalization as of March 31, 2010 on an actual basis and on an as adjusted basis to reflect the issuance and sale of the shares of common stock in this offering, assuming the underwriters do not exercise their overallotment option, after deducting underwriting discounts and commissions and estimated aggregate offering expenses payable by us. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our annual report on Form 10-K for the fiscal year ended March 31, 2010, which is incorporated by reference in this prospectus supplement.

	As of March 31, 2010
	Actual	As Adjusted
	(in thousands)
Long-term debt	$41,018	$41,018
Common stock, par value $0.0001 per share; 250,000,000 shares authorized; 54,000,713 shares issued and outstanding, actual, and 57,300,713 shares issued and outstanding, as adjusted	5	6
Additional paid-in capital	76,607	135,509
Accumulated deficit	(48,289)	(48,289)
Accumulated other comprehensive income	24,015	24,015
Non-controlling interest	593	593
Total equity	52,931	111,834
Total capitalization	$349,357	$408,260

Market Price of Our Common Stock

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SYUT.” As of June 23, 2010, there were 54,000,713 shares of our common stock issued and outstanding. As of June 23, 2010, there were 36 stockholders of record. The following table sets forth the reported high and low intraday prices for our common stock on the NASDAQ Global Select Market for the applicable periods indicated. The last reported sale price of our common stock on the NASDAQ on June 23, 2010 was $21.24 per share.

	High	Low
Fiscal Year ended March 31, 2009:
First Fiscal Quarter	$34.00	$29.30
Second Fiscal Quarter	$52.24	$11.83
Third Fiscal Quarter	$23.58	$7.30
Fourth Fiscal Quarter	$11.97	$4.33
Fiscal Year ended March 31, 2010:
First Fiscal Quarter	$13.37	$6.87
Second Fiscal Quarter	$16.60	$9.92
Third Fiscal Quarter	$14.50	$10.79
Fourth Fiscal Quarter	$23.47	$12.80
Fiscal Year ended March 31, 2011:
First Fiscal Quarter (through June 23)	$24.99	$16.96

Dividend Policy

We have never declared or paid any dividends on shares of our common stock. Our credit agreement with RBS restricts us from paying dividend, when the payment of a dividend, taken in the aggregate with other payments by us within a 12-month period, would exceed 30.0% of our consolidated net income for such period. We intend to retain any future earnings to fund the development and growth of our business, and we do not anticipate paying any dividends in the foreseeable future.

Material U.S. Federal Tax Considerations

for Non-U.S. Holders of Common Stock

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner that is a “non-U.S. holder” other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of the Company’s common stock. As used herein, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	a foreign corporation (including an entity taxable as a corporation for U.S. federal tax purposes); or

•	a foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of our common stock and is otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership, sale, exchange or other disposition of our common stock.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under “Dividend Policy” above, we do not expect to pay any dividends on our common stock in the foreseeable future. In the event that we do pay dividends, any such dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate generally specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will generally be required to provide a properly executed Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form) certifying its entitlement to benefits under a treaty.

If a non-U.S. holder is engaged in a trade or business in the United States, and if dividends paid to the non-U.S. holder are effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment), the non-U.S. holder will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. The withholding tax discussed in the preceding paragraph does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

Subject to the discussion below concerning backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock, unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (subject to an applicable income tax treaty providing otherwise); or

•

we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on our common stock and the proceeds from a sale or other disposition of our common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Recent Legislation

Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements that are different from, and in addition to, the beneficial owner certification requirements described above have been satisfied. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, and each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below. Oppenheimer & Co. Inc. and Roth Capital Partners, LLC are acting as representatives of the underwriters.

Underwriter	Number of Shares
Oppenheimer & Co. Inc.	1,650,000
Roth Capital Partners, LLC	1,650,000

Total	3,300,000

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares.

The underwriters have agreed to purchase all of the shares offered by this prospectus supplement (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about June 30, 2010 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of 495,000 additional shares from us to cover overallotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to public will be approximately $72.1 million, the total proceeds, before expenses, to us will be approximately $68.5 million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

	Fee per Share	Total Without Exercise of Over- Allotment Option	Total With Full Exercise of Over- Allotment Option
Discounts and commissions paid by us	$0.95	$3,135,000	$3,605,250

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $662,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We, our officers and directors, and holders of more than 5% of our outstanding common stock have agreed to a 90-day “lock up” with respect to any shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representatives of the underwriters. This consent may be given at any time without public notice. Notwithstanding the foregoing, in the event that either (1) during the last 17 days of the 90-day lock-up period, we release earnings results or announces material news or a material event or (2) prior to the expiration of such 90-day lock-up period, we announce that we will release earnings results during the 15-day period following the last day of such 90-day period, then in each case the initial 90-day lock-up period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the representative of the underwriters waives, in writing, such extension. There are no agreements between the representatives and the parties to these lock-up agreements releasing them from these lock-up agreements prior to the expiration of the lock-up period.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•

Stabilizing transactions — The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•

Over-allotments and syndicate covering transactions — The underwriters may sell more shares of our common stock in connection with this offering than the number of shares than they have committed to purchase. This overallotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•

Penalty bids — If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•

Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the NASDAQ Global Select Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

This prospectus supplement and the accompanying prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters of this offering and should not be relied upon by investors.

Notice to Non-US Investors

BELGIUM

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this prospectus supplement and the accompanying prospectus or any other offering material relating to the shares have not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any shares, or to take any steps relating/ancillary thereto, and not to distribute or publish this prospectus supplement and the accompanying prospectus or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of shares to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the issuer to be in violation of the Belgian securities laws.

FRANCE

Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

UNITED KINGDOM/GERMANY/NORWAY/THE NETHERLANDS

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of underwriters for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

ISRAEL

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section15A(b) of the Securities Law 1968

(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)	an entity, other than an entity formed for the purpose of purchasing the shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement and the accompanying prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

ITALY

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus supplement and the accompanying prospectus or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus supplement and the accompanying prospectus or any other document relating to the shares offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

SWEDEN

This prospectus supplement and the accompanying prospectus have not been nor will they be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus supplement and the accompanying prospectus may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will only be made to qualified investors in Sweden.

SWITZERLAND

The shares offered pursuant to this prospectus supplement and the accompanying prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement and the accompanying prospectus do not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The issuer has not applied for a listing of the shares being offered pursuant to this prospectus supplement and the accompanying prospectus on the SWX Swiss Exchange, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus supplement and the accompanying prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of shares.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in shares.

HONG KONG

The shares may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

SINGAPORE

This prospectus supplement and the accompanying prospectus have not been registered with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and may not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 257(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The underwriters will notify (whether through the distribution of the prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased the shares from or through that underwriter, namely a person which is:

•

a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor.

Shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except:

•	to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to

•	Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

•	where no consideration is given for the transfer; or

•	by operation of law.

Legal Matters

Certain legal matters as to United States federal and New York law and the validity of the issuance of the shares of common stock offered hereby will be passed on for us by Davis Polk & Wardwell LLP. Certain legal matters as to United States federal and New York law will be passed upon for the underwriters by O’Melveny & Myers LLP. Legal matters as to PRC law will be passed upon for us by De Heng Law Offices and for the underwriters by King & Wood.

Experts

Our consolidated financial statements as of and for the years ended March 31, 2010, 2009 and 2008 and the related financial statement schedules, incorporated herein by reference from our annual report on Form 10-K for the year ended March 31, 2010, and the effectiveness of our internal control over financial reporting have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statement and financial statement schedules and include explanatory paragraph relating to the adoption of new accounting standard related to presentation and disclosure requirements for noncontrolling interests and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 30/F Bund Center, 222 Yan An Road East, Shanghai 200002, People’s Republic of China.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which the accompanying prospectus is a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement, except that, anything herein to the contrary notwithstanding, we do not incorporate by reference any document, exhibit or information that is deemed to have been “furnished” to, rather than “filed” with, the SEC:

(a)	Our annual report on Form 10-K for our fiscal year ended March 31, 2010 (filed on June 9, 2010); and

(b)	Our current report on Form 8-K filed on May 4, 2010.

Any statement contained in a document incorporated or deemed to be incorporated by reference in the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

$100,000,000

Synutra International, Inc.

Common Stock

Preferred Stock

Warrants

Units

40,000,000 SHARES OF COMMON STOCK OFFERED BY THE SELLING STOCKHOLDERS

We may offer, from time to time, in one or more series:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase common stock and/or preferred stock; and

•	units consisting of two or more of these classes or series of securities.

We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $100,000,000, on terms to be determined at the time of offering. In addition, from time to time, the selling stockholders identified in this prospectus under the heading “Selling Stockholders,” may sell up to an aggregate of 40,000,000 shares of our common stock held by them. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

This prospectus provides you with a general description of the securities that we or the selling stockholders may offer and sell from time to time. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered and may also add, update or change the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We or the selling stockholders may offer and sell these securities directly to you, through agents, underwriters or dealers. If any agent, dealer or underwriter is involved in the sale of any securities offered by this prospectus, we will name them and describe their compensation in a prospectus supplement.

Our shares of common stock are quoted on the Nasdaq Global Select Market under the symbol “SYUT.” On April 26, 2010, the closing sale price of our common stock, as reported on the Nasdaq Global Select Market, was $22.72 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is May 12, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to. No dealer, salesperson or other person is authorized to give information that is different. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or in any prospectus supplement is correct only as of the date on the front of those documents, regardless of the time of the delivery of this prospectus or any prospectus supplement or any sale of these securities.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, we may offer common stock, preferred stock, warrants or units from time to time in one or more offerings up to a total public offering price of $100,000,000 and the selling stockholders may, from time to time, sell common stock in one or more offerings, up to a total of 40,000,000 shares of our common stock.

This prospectus provides you with a general description of the securities we or the selling stockholders may offer. If required, each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities. A prospectus supplement may include a discussion of risks or other special considerations applicable to us, the selling stockholders or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. As permitted by the SEC’s rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information regarding registrants such as us that file electronically with the SEC. You may also obtain information about us at our website at http://www.synutra.com. However, the information on our website does not constitute a part of this prospectus.

Incorporation of Certain Documents By Reference

To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 001-33397) listed below. This information is considered a part of this prospectus. These documents are as follows:

•	Our annual report on Form 10-K for our fiscal year ended March 31, 2009 (filed on June 15, 2009);

•	Our quarterly reports on Form 10-Q for the quarters ended June 30, 2009 (filed on August 10, 2009), September 30, 2009 (filed on November 9, 2009) and December 31, 2009 (filed on February 9, 2010);

•	Our current reports on Form 8-K filed on September 15, 2009, November 2, 2009, November 5, 2009, January 12, 2010 and March 4, 2010; and

•

The description of our common stock under “Description of Securities” contained in our Registration Statement on Form 10-SB filed with the SEC on June 15, 2004, including any amendment or report filed that updates such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement as well as all such documents that we file with the SEC after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Requests for such copies should be directed to Synutra International, Inc., Attention: Investor Relations, 2275 Research Blvd., Suite 500, Rockville, Maryland 20850, telephone number (301) 840-3888.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently-filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

Cautionary Note Regarding Forward-Looking Statements

This prospectus, any prospectus supplement, and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecasts,” and the like, the negatives of such expressions, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of the nutritional products and infant formula markets in China;

•	market acceptance of our products;

•	our expectations regarding demand for our products;

•	our ability to stay abreast of market trends and technological advances;

•	competition in the infant formula industry in China;

•	PRC governmental policies and regulations relating to the nutritional products and infant formula industries; and

•	general economic and business conditions in China.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including, but not limited to, those factors set forth in our most recent Annual Report on Form 10-K under the captions “Risk Factors,” “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk,” and any of those made in our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Additional risks relating to our business, the industries in which we operate or any securities we or the selling stockholders may offer and sell under this prospectus may be described from time to time in our filings with the SEC. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

About Synutra International, Inc.

We are a leading infant formula company in China. We principally produce, market and sell our products under the “Shengyuan,” or “Synutra,” name, together with other complementary brands. We focus on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. We sell our products through an extensive nationwide sales and distribution network covering 30 provinces and provincial-level municipalities in China. As of December 31, 2009, this network comprised over 540 distributors and over 1,000 sub-distributors who sell our products in over 67,000 retail outlets.

We currently have three reportable segments which are:

•

Powdered formula segment: Powdered formula segment covers the sale of powdered infant and adult formula products. It includes the brands of Super, U-Smart, Mingshan which was launched in October 2008 and Helanruniu which was launched in December 2008;

•

Baby food segment: Baby food segment covers the sale of prepared baby food and nutritional snacks for babies and children. It includes the brand of Huiliduo which was launched in March 2009 and the nutritional snacks component which we expect to launch in 2010; and

•

Nutritional ingredients and supplements segment: Nutritional ingredients and supplements segment covers the production and sale of nutritional ingredients and supplements such as chondroitin sulfate, and microencapsulated Docosahexanoic Acid and Arachidonic Acid.

Each of our segments is discussed in greater detail in the information incorporated by reference into this prospectus.

We are a Delaware holding company and conduct substantially all of our business through our operating subsidiaries in China. We own all or majority of the equity interests in our operating subsidiaries, directly or indirectly, through Synutra, Inc., or Synutra Illinois, an intermediate holding company. Synutra Illinois was incorporated in Illinois in 2000 and has no other significant assets and operations of its own. Our corporate structure reflects common practice for companies with operations in China where separate legal entities are often required or advisable for tax or administrative reasons.

We began our business operations in China in 1998. In a series of related transactions between 2003 and 2005, Synutra Illinois acquired all the interest in our operating subsidiaries in China. On July 15, 2005, Synutra Illinois completed a reverse acquisition transaction with Vorsatech Ventures, Inc., or Vorsatech. Upon the consummation of this share exchange transaction, Vorsatech’s total issued and outstanding common stock equaled 50,000,713 shares, including 48,879,500 shares issued pursuant to the reverse acquisition transaction and 1,121,213 shares owned by Vorsatech’s existing stockholders. Thereafter, Synutra Illinois became Vorsatech’s wholly owned subsidiary and Vorsatech became the reporting entity for our business. We subsequently changed the name of the reporting entity to Synutra International, Inc.

In July 2005, we changed our fiscal year end from December 31 to March 31 beginning with the fiscal year ended March 31, 2005. This change was intended to simplify communication with stockholders and enables the reporting of our financial results in a timeframe consistent with Vorsatech.

Our principal corporate office is located at 2275 Research Blvd., Suite 500, Rockville, Maryland 20850, and our telephone number is 301-840-3888. We maintain a website at http://www.synutra.com. None of the information contained on our website or on our websites linked is part of this prospectus.

Risk Factors

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and in the applicable prospectus supplement.

Use of Proceeds

We will retain broad discretion over the use of the net proceeds to us from any sale of our securities under this prospectus. We intend to use the net proceeds from the sale of the securities for general corporate purposes, including, but not limited, to repaying existing debt, and for working capital, capital expenditures and acquisitions. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by the selling stockholders.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges, for the periods indicated, are set forth below:

Nine Months Ended December 31,	Year Ended March 31,				Three Months Ended March 31,		Year Ended December 31,
2009	2009	2008	2007	2006	2005	2004	2004
(1)	(1)	8.2x	8.6x	6.1x	13.1x	9.5x	3.6x

(1)	For purposes of this calculation, “Earnings” is Income (loss) before income taxes plus Fixed Charges and Amortization of capitalized interest less Noncontrolling interest and Capitalized interest. “Fixed Charges” is Interest expense plus Capitalized interest and Estimation of the interest within rental expense. Earnings were insufficient to cover fixed charges by $41.4 million and $132.2 million, for the nine months ended December 31, 2009 and the fiscal year ended March 31, 2009, respectively.

Description of Capital Stock

General

This prospectus describes the general terms of our common and preferred stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our amended and restated certificate of incorporation and bylaws. When we or the selling stockholders offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Our authorized capital stock consists of:

•	250,000,000 shares of common stock, par value $0.0001 per share; and

•	20,000,000 shares of preferred stock, par value $0.0001 per share.

As of the date of this prospectus, there were 54,000,713 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of our common stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefor and (ii) in the event of our liquidation, dissolution or winding-up to share ratably all assets remaining after payment of liabilities and the liquidation preference of any preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The holders of our common stock do not have cumulative voting rights in the election of directors and have no preemptive rights to subscribe for additional shares of our capital stock. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock which we may issue in the future.

Preferred Stock

Our board of directors has the authority, within the limitations and restrictions stated in our amended and restated certificate of incorporation, to authorize the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series. Currently, we have not designated any series of preferred stock or otherwise issued any shares of preferred stock. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of our company might harm the market price of our common stock.

Provisions of our Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law

We are governed by the Delaware General Corporation Law. Our amended and restated certificate of incorporation and bylaws contain provisions that could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting, or brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who was a stockholder of record on the record date fixed for determining stockholders entitled to vote at such meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Blank Check Preferred Stock

Our certificate of incorporation provides for 20,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations our board of directors were to determine that a takeover proposal is not in the best interest of us and our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of director’s broad powers to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of our common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The overall effect of the foregoing provisions may be to deter a future tender offer. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our shares of common stock are quoted on the Nasdaq Global Select Market under the symbol “SYUT”.

Description of Warrants

We may issue warrants to purchase preferred stock (“preferred stock warrants”) or common stock (“common stock warrants,” and collectively with the preferred stock warrants, “warrants”). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent.

We will describe in the applicable prospectus supplement the terms of the preferred stock warrants and common stock warrants being offered, including the following:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the number of the warrants issued with each share of preferred stock or common stock;

•	any provisions for adjustment of the number or amount of shares of preferred stock or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock shares will be separately transferable;

•	if applicable, a discussion of the material United States Federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire; and

•	the maximum or minimum number of the warrants which may be exercised at any time.

Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock or common stock purchasable upon the exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

Description of Units

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of preferred stock and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, each prospectus supplement relating to units will:

•	state how long, if at all, the securities that are components of the units must be traded in units, and when they can be traded separately;

•	state whether we will apply to have the units traded on a securities exchange or securities quotation system; and

•	describe how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

Selling Stockholders

This prospectus also relates to the possible resale of up to an aggregate of 40,000,000 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part, consisting of:

•

36,000,000 shares of our common stock owned by Beams Power Investment Limited, or Beams, a British Virgin Islands company in which Xiuqing Meng, the wife of our Chairman of the Board and Chief Executive Officer, Liang Zhang, is the sole shareholder and director, acquired in connection with a reverse acquisition transaction that Synutra Illinois completed on July 15, 2005 with Vorsatech Ventures, Inc., pursuant to which Beams was issued the shares in exchange for all of the outstanding capital stock of Synutra Illinois held by it; and

•

4,000,000 shares of our common stock owned by Warburg Pincus Private Equity IX, L.P., or Warburg, and certain related entities, acquired pursuant to a Common Stock Purchase Agreement dated May 24, 2007 between us and Warburg.

Information about the selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

Plan of Distribution

We or the selling stockholders may sell the securities described in this prospectus from time to time in one or more transactions

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We or the selling stockholders may also enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment. We or the selling stockholders may also loan or pledge securities covered by this prospectus and applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We or the selling stockholders may distribute the securities from time to time in one or more transactions at

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We or the selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we or the selling stockholders are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us or the selling stockholders from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any of the market offering of equity securities by or on our behalf or by or on the selling stockholders’ behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

Through Agents and Dealers

We or the selling stockholders will name any agent involved in a sale of securities, as well as any commissions payable by us or the selling stockholders to such agent, in a prospectus supplement. Unless we or the selling stockholders indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. We or the selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us or the selling stockholders and its compensation.

If we or the selling stockholders utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we or the selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we or the selling stockholders will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them, and any profit realized by them on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We or the selling stockholders may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Shares of our common stock are quoted on the Nasdaq Global Select Market. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Underwriters, dealers or agents who may become involved in the sale of our securities may be customers of, engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

Any underwriter may engage in overallotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment transactions involve sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities.

Selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

Legal Matters

Certain legal matters in connection with the securities will be passed upon for us by Davis Polk & Wardwell LLP.

Experts

The consolidated financial statements of the Company as of and for the two years ended March 31, 2009, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K filed on November 5, 2009 and the effectiveness of the Company’s internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, filed on June 15, 2009, have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include explanatory paragraphs regarding the Company’s going concern and the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109,” effective April 1, 2007, and the retrospective adoption of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulleting No. 51” effective April 1, 2009, appearing in the Company’s Current Report on Form 8-K filed on November 5, 2009 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009). Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of the Company as of and for the year ended March 31, 2007, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, have been audited by Rotenberg & Co., LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

3,300,000 Shares

Synutra International, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

June 25, 2010

Oppenheimer & Co.	Roth Capital Partners

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus we may provide to you. No dealer, salesperson or other person is authorized to give information that is not contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus we may provide to you. This prospectus supplement and the accompanying prospectus are not an offer to sell nor are they seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement and the accompanying prospectus is correct only as of the date on the front of such document, regardless of the time of the delivery of such document or any sale of these securities.